Filed Pursuant to Rule 424(b)(2)
Registration No. 333-225452
DATED December 4, 2018

PROSPECTUS

3,000,000 SHARES OF COMMON STOCK
OF
SELECTIVE INSURANCE GROUP, INC.

AMENDED AND RESTATED SELECTIVE INSURANCE GROUP, INC.
STOCK PURCHASE PLAN FOR INDEPENDENT INSURANCE AGENCIES (2010)

This prospectus (“Prospectus”) relates to the shares of common stock, par value $2.00 per share, (“Common Stock”) of Selective Insurance Group, Inc. (“Selective”) offered under the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017 (the “Plan”). Selective’s independent retail and wholesale insurance agencies and their principals, general partners, officers, stockholders, designated key employees, and their individual retirement accounts, Keogh plans, and employee benefit plans are eligible to participate in the Plan as described in this prospectus. Participants in the Plan may use cash or electronic funds through Automated Clearing House (“ACH”), or a portion of their distributions earned under Selective’s profit sharing program for agents to purchase shares under the Plan, as described further below. The agency principal determines what portion of that agency’s maximum contribution amount each participant affiliated with that agency may contribute.

This Prospectus is qualified in its entirety by reference to the Plan. All capitalized terms used but not defined herein will have the meanings ascribed to the terms in the Plan. In case of any conflict between this prospectus and the Plan, the Plan document will govern.

The Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “SIGI”. The purchase price for shares offered under the Plan is the closing selling price for the Common Stock reported on the Nasdaq Global Select Market on the applicable Contribution Date (as defined below), at a 10% discount. The last sale price of the Common Stock on the Nasdaq on December 3, 2018 was $66.33.

Shares of Common Stock purchased under the Plan will be restricted for a period of one year. During this period, a participant in the Plan may not sell, transfer, pledge, assign, or dispose of its shares in any way.

You should carefully consider the risks of an investment in the Common Stock. Risk Factors begin on page 2.

The date of this prospectus is December 4, 2018.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-i-

SUMMARY

This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. You should read all of the information in this Prospectus along with the other information and financial statements Selective refers you to in the section “Where You Can Find More Information” appearing at the end of this document. When we refer to this Prospectus, we mean not only this document but also any documents that are incorporated or deemed incorporated by reference herein. You should rely only on the information contained in or incorporated by reference into this Prospectus or any supplement thereto.

We have not authorized anyone to provide you with information that is different from that contained in this Prospectus. This Prospectus may only be used where it is legal to sell the Common Stock offered hereunder. You should not assume that the information contained in or incorporated by reference into this Prospectus is accurate as of any date other than the date on the cover of this Prospectus, or the date of the document incorporated by reference.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described in this Prospectus to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

Selective Insurance Group, Inc.

Selective Insurance Group, Inc. (referred to as “Selective”) through its subsidiaries, offers standard commercial, standard personal, and excess and surplus lines property and casualty insurance products.

Selective and its insurance subsidiaries are collectively referred to as “we,” “us,” or “our” in this document. Our insurance subsidiaries are collectively referred to as the “Insurance Subsidiaries” in this Prospectus.

Selective Insurance Group, Inc. was incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly named “Selected Risks Insurance Company.”

As Selective is a holding company, we rely on the Insurance Subsidiaries for cash to pay our obligations and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict the amount of dividends or other distributions that the Insurance Subsidiaries may pay to us.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s telephone number is (973) 948-3000.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This Prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain certain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). The PSLRA provides a safe harbor under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, forward-looking statements may be identified by use of the words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

You should consider the specific risks described in Selective’s Annual Report on Form 10-K for the year ended December 31, 2017, Selective’s Quarterly Reports on Form 10-Q for the quarters ending on March 31, 2018, June 30, 2018, and September 30, 2018, all subsequent quarterly reports on Form 10-Q, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the Securities and Exchange Commission (“SEC”), pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

The following risk factors, which are not exhaustive, should be carefully considered by you, together with the other information included in this Prospectus or incorporated herein by reference:

•	We are subject to losses from catastrophic events.

•	Our loss and loss expense reserves may not be adequate to cover actual losses and expenses.

•	We are subject to potentially significant losses from acts of terrorism.

•	Our ability to reduce our risk exposure depends on the availability and cost of reinsurance.

•	We are exposed to credit risk.

•	Difficult conditions in global capital markets and the economy may adversely affect our revenue and profitability and harm our business, and these conditions may not improve in the near future.

•
A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and could have a material adverse effect on our financial condition and results of operations.

•	We have many competitors and potential competitors.

•	We have less loss experience data than our larger competitors.

•	We depend on distribution partners.

•	Expansion of our insurance offerings and geographic footprint may create additional risks.

•	We are heavily regulated and changes in regulation may reduce our profitability, increase our capital requirements, and/or limit our growth.

•	Class action litigation could affect our business practices and financial results.

•	We are exposed to interest rate risk in our investment portfolio.

•	We are exposed to credit risk in our investment portfolio.

•	Our statutory surplus may be materially affected by rating downgrades on investments held in our portfolio.

•	We are subject to the types of risks inherent in investing in private limited partnerships.

•
We value our investments using methodologies, estimations, and assumptions that are subject to differing interpretations. Changes in these interpretations could result in fluctuations in the valuations of our investments that may adversely affect our results of operations or financial condition.

•	The determination of the amount of impairments taken on our investments is highly subjective and could materially impact our results of operations or our financial position.

•	Changes in tax law could adversely affect our investments results.

•
Uncertainty regarding domestic and international political developments and their impact on the economy could lead to investment losses, which may adversely affect our results of operations, financial condition, liquidity, and debt ratings.

•
We are a holding company and our ability to declare dividends to our shareholders, pay indebtedness, and enter into affiliate transactions may be limited because our Insurance Subsidiaries are regulated.

•	Because we are an insurance holding company and a New Jersey corporation, we may be less attractive to potential acquirers and the value of our common stock could be adversely affected.

•	We face risks regarding our flood business because of uncertainties regarding the National Flood Insurance Program.

•	We are subject to risk that enacted legislation might significantly change insurance regulation and adversely impacts our business, financial condition, and/or the results of operations.

•	The failure of our risk management strategies could have a material adverse effect on our financial condition or results of operations.

•	Operational risks, including human or systems failures, are inherent in our business.

•	Rapid development of new technologies may result in an unexpected impact on our business and insurance industry overall.

•	We depend on key personnel.

•	We are subject to a variety of modeling risks, which could have a material adverse impact on our business results.

•	We are subject to attempted cyber-attacks and other cybersecurity risks.

•	Changes in tax law could adversely affect our results of operations and financial condition.

•	If we experience difficulties with outsourcing relationships, our ability to conduct our business might be negatively impacted.

THE PLAN

General

The Board of Directors of Selective (the “Board”) adopted the Plan to motivate independent insurance agencies that sell products and services for the Insurance Subsidiaries by enabling them to participate in Selective’s long-term growth and success and to help align their success with those interests of Selective’s stockholders. The Plan was adopted at Selective’s 2006 Annual Meeting of Stockholders held on April 26, 2006. The Plan was amended and restated effective July 27, 2010 and February 1, 2017. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Plan allows Selective’s independent insurance agencies and their eligible principals, key employees, and benefit plans, as described further below, to purchase shares of its Common Stock at a discount. Participants in the Plan may purchase shares of Common Stock with cash or electronic funds through the Automated Clearing House (“ACH”) or may elect to apply all or a portion of their distributions from Selective’s profit sharing program for agents to the purchase of shares of Common Stock under the Plan. Each eligible insurance agency, together with its eligible persons, may invest up to the maximum contribution amount (as described in the chart below) per calendar quarter under the Plan. Selective offers shares of its Common Stock under the Plan at a 10% discount from market value on the date of purchase, and participants do not pay any brokerage commissions or other charges on their purchases of shares under the Plan.

Written Premiums	Maximum Contribution Amounts
Less than $2,000,000	$30,000
$2,000,000 or more but less than $5,000,000	$50,000
$5,000,000 or more	$75,000

 Written Premiums include all written premiums, less cancellations and returns, recorded by Selective and the Insurance Subsidiaries, but do not include:

•	Premiums for policies written through pools, associations, or syndicates;

•	Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;

•	Policyholder dividends, expense fees, surcharges, and other like charges;

•	Premiums from any accident and health, systems breakdown, and flood policies;

•	Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and

•	Premiums for policies, coverages, or plans that the Salary and Employee Benefits Committee of the Board (the “Committee”) may exclude from the Plan.

A $100 minimum purchase amount is required for purchases under the Plan by a participant per calendar quarter. If a participant does not purchase $100 of Common Stock in a calendar quarter, any amounts below the minimum will be refunded, without interest, to the participant by check as soon as practicable after the end of the quarter.

Shares are purchased under the Plan generally on the first day of March, June, September, and December of each year or the next succeeding business day. Selective does not guarantee that dividends will be paid, and Selective can designate other dates as purchase dates. Selective does not pay any interest on cash payments it receives under the Plan.

Participation in the Plan

Eligibility

Each independent insurance agency under contract with any of the Insurance Subsidiaries to promote and sell the Insurance Subsidiaries’ insurance products, other than agencies that promote and sell only the Insurance Subsidiaries’ flood insurance products (each, an “Eligible Agency”), is eligible to participate in the Plan and to purchase shares of Common Stock under the Plan. Also eligible to purchase Common Stock under the Plan are:

•	The principals, general partners, officers and stockholders of, and designated by, an Eligible Agency (collectively, “Principals”);

•	Key employees of eligible agencies designated by an Eligible Agency (“Key Employees”); and

•
Individual retirement plans of Principals and Key Employees, Keogh plans of Principals and Key Employees; and employee benefit plans of, and designated by, an Eligible Agency (collectively with Principals and Key Employees, “Eligible Persons”).

The Committee or its designee will, in its sole discretion, determine whether any Eligible Agency, or Eligible Person designated by an Eligible Agency, is eligible to participate in the Plan. Eligible Agencies and Eligible Persons are under no obligation to participate in the Plan or to purchase shares of the Common Stock under the Plan. Other than Eligible Agencies and/or Eligible Persons, no other persons can be direct or indirect beneficiaries of, or participants in, the Plan. Selective will not be obligated, with respect to the Plan, under any arrangements between an Eligible Agency and any other persons, including, but not limited to, the Eligible Agency’s Principals, Key Employees, and benefit plans.

 How to Enroll in the Plan

Selective provides to each Eligible Agency the following documents and materials:

•	A copy of the Plan;

•	An enrollment/purchase form;

•	A copy of this prospectus and any prospectus supplements; and

•	A copy of Selective’s most recent Annual Report.

•	A copy of Selective’s most recent definitive proxy statement and any other materials provided to Selective’s stockholders.

If an agency or its Eligible Persons wish to participate in the Plan, the agency must complete and sign the enrollment/purchase form and return it to Selective at:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Agency Development
(973) 948-1990

Completed and signed enrollment/purchase forms for participants paying with electronic funds through ACH or through the profit sharing program may be emailed to agentstockplan@selective.com.

Agencies can obtain additional forms on eSelect®, within the “My Agency” tab, or by writing or calling Selective at the above address and telephone number, or via email at agentstockplan@selective.com.

An Eligible Persons will become a participant in the Plan only: (i) after the Eligible Agency affiliated with such Eligible Person has received a copy of the Plan, this prospectus, any applicable prospectus supplement or supplements, and Selective’s most recent Annual Report and proxy materials; (ii) after Selective has received a properly completed enrollment/purchase form signed by such Eligible Agency and such Eligible Person; and (iii) if such Eligible Person has not been determined to be ineligible to become a participant in the Plan by the Committee or its designee.

How to Purchase Shares of the Common Stock

Once each calendar quarter and prior to the Contribution Date (as defined below), Selective provides enrollment/purchase forms to each Eligible Agency. Each participant shall designate the dollar amount to be invested on the next purchase date (the “Contribution Amount”) in the appropriate sections of the enrollment/purchase form. Each Participant shall designate (i) the amount, if any, of the Contribution Amount that is to be paid in cash by check, (ii) the amount, if any, of the Contribution Amount that is to be paid by electronic funds transfer through the ACH pursuant to instructions to be provided by Selective upon request, and (iii) the percentage, if any, that is to be deducted from the participant’s distributions under the profit sharing program and applied to the Contribution Amount.

Changes to, or revocation of, the percentage that is to be deducted from a participant’s distributions under the profit sharing program and applied to the Contribution Amount must be received in writing by Selective by the 7th day of February, or the previous business day if the 7th is not a business day, to be effective as of the next March purchase date. A participant’s designation regarding the percentage to be deducted from distributions under the profit sharing program shall remain in effect until revoked or modified in writing. The Contribution Amount designation regarding cash or electronic funds shall only remain in effect for the next purchase date.

The enrollment/purchase form must also be completed by each Eligible Person who wishes to participate in the Plan, and must include:

•	The participant’s full name and address;

•	The participant’s social security or taxpayer identification number; and

•	The amount of cash and/or electronic funds through ACH, if any, to be invested in shares of Common Stock for each Eligible Person for whom purchase instructions are submitted.

In addition, participants must sign their enrollment/purchase form certifying to Selective receipt of a copy of the Plan, this prospectus or any supplements thereto, and a copy of Selective’s most recent Annual Report and definitive proxy statement. Enrollment in the Plan for a particular purchase date is irrevocable after the applicable Contribution Date (as defined below). The form must be signed by the applicable Eligible Agency and each affiliated Eligible Person listed on the form.

Properly completed forms and necessary payments must be received by Selective at least ten (10) business days prior to the applicable purchase date (the “Contribution Date”). If necessary payments are not received by the applicable Contribution Date, the purchase will not be effected and any payments received after the Contribution Date will be returned.

Purchased Shares and Accounts

Selective uses a book-entry system for shares purchased under the Plan. When a participant makes its first purchase of shares under the Plan, Selective establishes an account for the participant with EQ Shareowner Services, Selective’s transfer agent. Each time a participant purchases shares, the shares are credited to the participant’s account and Selective registers the shares on Selective’s stock records. Participants will receive a written account statement from EQ Shareowner Services each time the participant purchases shares.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Plan will be restricted for a period of one year beginning on the purchase date and expiring on the first anniversary of that purchase date (the “Restricted Period”). During the Restricted Period, a participant cannot sell, transfer, pledge, assign, or dispose of the purchased shares of Common Stock in any way. During this period, the Plan agent will hold the participant’s shares of Common Stock in the participant’s account. However, a participant may vote the purchased shares of Common Stock during the Restricted Period and receive any dividends declared by the Board. The participant will own all of the purchased shares in their account and none of the shares will be subject to forfeiture.

Following the expiration of the Restricted Period, the participant’s shares of Common Stock shall remain in their account until the participant requests, in writing to the Plan agent, that the shares be transferred, that the shares be sold, or that the participant’s account be closed.

If a participant closes their account, such participant can re-enroll in the Plan at any time it is eligible to participate by completing a new enrollment/purchase form.

Shares Available under the Plan

The maximum number of shares of Common Stock issuable under the Plan is 3,000,000 (three million), subject to adjustment as described below. Selective makes the shares available from authorized but unissued shares of Common Stock or authorized shares of Common Stock held in Selective’s treasury, including shares purchased by Selective in the open market.

In the event that the Board determines that any stock dividend or other distribution, extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate transaction or event affects the Common Stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board may, in its sole and absolute discretion, adjust any or all of the number and type of shares which may be available under the Plan.

Dividends; Dividend Reinvestment

Selective pays dividends, as and when declared by the Board, to the record holders of shares of its Common Stock. As the record holder of shares of Common Stock purchased under the Plan, participants will receive dividends, if any, in cash for all shares registered in the participant’s name on the record date. Such payment will be made on the date that such dividend would be paid to Selective’s stockholders generally.

Any dividend payable in Common Stock or any split shares distributed by Selective on shares purchased under the Plan will be deposited in the participant’s account with the Plan agent. Any shares received as the result of a stock split will be subject to the same transfer restrictions as the shares purchased under the Plan. Shares received as dividends will not be subjected to any transfer restrictions.

Participants in the Plan are also eligible to participate in Selective’s dividend reinvestment plan on the terms and conditions of that plan. If a participant elects to participate in Selective’s dividend reinvestment plan, it will be entitled to reinvest its dividends to purchase additional shares of Common Stock. There is no discount on the purchase of shares under Selective’s dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan will not apply to any shares purchased under Selective’s dividend reinvestment plan. Information about Selective’s dividend reinvestment plan can be obtained from Selective or from EQ Shareowner Services.

Other Stockholder Rights; Information Reporting

If Selective has a rights offering, participants in the Plan will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of a Plan participant will be mailed directly to that participant in the same manner as to stockholders not participating in the Plan.

Each participant in the Plan will receive Selective’s annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings and proxy statements, and information for reporting dividends paid and income resulting from the discount on the purchase of shares under the Plan.

Each participant will be entitled to vote the shares purchased under the Plan and registered in that participant’s name on a record date for a meeting of stockholders. A participant may vote in person or by proxy at any meeting of stockholders.

Administration of the Plan, Inquiries, and Correspondence

The Plan is administered by the Committee or its designee. The Committee is appointed by the Board, and consists of not less than three independent directors, as determined by the Board. Each Committee member is subject to annual re-confirmation and can be removed by the Board at any time, with our without cause.

The Committee has the authority, in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the authority to:

•	Construe and interpret the Plan;

•	Make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;

•	Prescribe, amend, and rescind rules and regulations relating to the Plan and appoint agents as it deems appropriate for the proper administration of the Plan; and

•	Make all other determinations deemed necessary or advisable for the administration of the Plan.

Determinations of the Committee are final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan.

EQ Shareowner Services is the Plan agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the participants’ shares, maintaining an individual investment account for each participant, and providing periodic account status reports to each participant.

All enrollment/purchase forms should be sent to Selective at the following address:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Agency Development

Completed enrollment/purchase forms for participants paying with electronic funds through ACH or through the profit sharing program may be emailed to agentstockplan@selective.com.

Inquiries regarding the Plan may be directed to Selective at (973) 948-1990, via e-mail at agentstockplan@selective.com.

All share account inquiries and correspondence should be sent to:

EQ Shareowner Services
P.O. Box 64854
St. Paul, Minnesota 55164-0854

Telephone inquiries may be directed to EQ Shareowner Services at 1-866-877-6351 or online at https://www.shareowneronline.com.

Selective pays all of its administrative expenses related to the Plan. Plan participants do not pay any brokers’ commissions or administrative or other charges for purchases of Common Stock under the Plan.

Amendment or Termination of the Plan

The Plan does not have a stated duration. Either the Board or the Committee may amend, revise, suspend, or terminate the Plan at any time and in any respect whatsoever; provided, however, that stockholder approval will be required for any such amendment if and to the extent approval is required in order to comply with applicable law or any stock exchange listing requirement.

Rights Not Transferable

Rights under the Plan are not transferable by a participant other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant.

No Right to Continued Employment or Agency Status

Nothing in the Plan or any enrollment/purchase form confers an obligation on Selective or any of its independent insurance agencies to employ or continue the employment or service of any participant for any specified period of time and does not lessen, affect, or interfere with Selective’s or any independent insurance agency’s right to terminate the employment or service of any participant at any time or for any reason not prohibited by law.

Governing Law

Except to the extent preempted by any applicable federal law, the Plan is construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

Federal Income Tax Consequences of Purchasing Shares under the Plan

The following discussion summarizes certain United States federal income tax consequences of the purchase of stock under the Plan. The summary does not purport to address federal employment tax or other federal non-income tax consequences, or state, local, or foreign tax consequences that may be associated with the Plan or the ownership of shares purchased pursuant to the Plan. In addition, this summary does not purport to address the special tax rules that may apply to the purchase of shares under the Plan and the sale of shares acquired through the Plan by individual retirement plans of Principals and Key Employees, by Keogh plans of Principals and Key Employees and by employee benefit plans of an Eligible Agency. Further, the summary is based on the law as in effect on the date of this registration statement, which is subject to change, possibly with retroactive effect. The discussion does not take into account any considerations that may relate to special classes of taxpayers, including, but not limited to, participants that are subject to the alternative minimum tax or participants that are not “United States persons” (as defined in the Internal Revenue Code of 1986, as amended).

A participant will not realize taxable income when the participant’s participation in the Plan begins (i.e., the first day of the enrollment period in the Plan). However, a participant will, at the time shares are purchased, recognize as ordinary income (determined without reduction for brokerage fees or other costs paid in connection with the disposition) an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price.

Distributions to a participant from Selective (other than certain redemption distributions) will generally be treated as dividend income.

When a participant makes a taxable disposition of shares acquired through the Plan, they will generally recognize either a capital gain or loss measured by the difference between the consideration received and the fair market value of the shares on the date of purchase. If the participant has held such shares for more than one year, any capital gain or loss will generally be long-term capital gain or loss. If the participant has held such shares for one year or less, any capital gain or loss will generally be short-term capital gain or loss. The holding period for a share acquired under the Plan begins on the purchase date. Special rules apply in the case of the death of a participant.

Non-corporate taxpayers are generally subject to federal income tax at reduced rates on adjusted net capital gain. Adjusted net capital gain is generally the excess of net long-term capital gain (the net gain on capital assets held for more than one year) over net short-term capital loss (the net loss on capital assets held for one year or less), subject to certain adjustments. Net short-term capital gain (i.e., net gain on assets held for one year or less) is subject to tax at the same rates as ordinary income. A non-corporate taxpayer can deduct up to $3,000 ($1,500 for married taxpayers filing separately) of net capital losses against ordinary income in any year.

Excess capital losses of a non-corporate taxpayer that are not used to reduce ordinary income in a particular taxable year generally may not be carried back, but may be carried forward to, and treated as capital losses incurred in, future years.

Antitakeover Provisions

Under Selective’s Amended and Restated Certificate of Incorporation, a merger, consolidation, sale of all or substantially all of Selective’s assets, or other business combination involving an interested stockholder holding 10% or more of the voting power of its capital stock requires the affirmative vote of two-thirds of its outstanding voting stock unless the transaction has been approved by a majority of those members of the Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in Selective’s Amended and Restated Certificate of Incorporation. Additionally, our Amended and Restated Certificate of Incorporation and By-Laws provide that a director may be removed from office by our stockholders only for cause and by the affirmative vote of the majority of the votes cast by stockholders entitled to vote for the election of directors. The vote of two-thirds of Selective’s outstanding voting stock is required to amend or repeal these provisions.

Our By-Laws establish advance written notice procedures for stockholders seeking to nominate candidates for election as directors and to bring business before an annual meeting of our stockholders. Under our By-Laws, only persons who are nominated by the Board or by a stockholder who has given timely written notice to our secretary will be eligible for election as a director. Our By-Laws further provide that any matter to be presented at any meeting of stockholders must be presented either by the Board or by a stockholder in compliance with the procedures in our By-Laws.

The foregoing provisions may have the effect of discouraging, delaying, or preventing attempts to take over Selective.

Regulation of Insurance Company Takeovers

Selective owns, directly or indirectly, all of the shares of stock of its Insurance Subsidiaries, which are domiciled in New Jersey, New York, or Indiana. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of the Common Stock of Selective could require approval of the insurance departments in the states mentioned above.

USE OF PROCEEDS

Selective will receive all of the cash proceeds from the sale of shares of its Common Stock under the Plan, and Selective will retain cash applied to the purchase of shares of its Common Stock from Selective’s profit sharing program. Selective will use the proceeds for general corporate purposes.

PLAN OF DISTRIBUTION

The shares of Common Stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of Common Stock will be offered by Selective to Eligible Agencies and other Eligible Persons as described in this prospectus or a prospectus supplement. The last sale price of the Common Stock quoted on the Nasdaq Global Select Market on December 3, 2018 was $66.33.

LEGAL MATTERS

Robyn P. Turner, Vice President, Assistant General Counsel and Corporate Secretary of Selective, has passed upon the validity of the shares of Common Stock issuable under the Plan for Selective.

EXPERTS

The consolidated financial statements of Selective as of December 31, 2017 and December 31, 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein and in the Form S-3 (as defined below) in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus relates to the Registration Statement on Form S-3 relating to the Common Stock offered hereunder (Registration No. 333-225452) (the “Form S-3”) that the Company has filed with the SEC. As permitted by SEC rules, this Prospectus does not contain all of the information set forth in the Form S-3, certain parts of which are omitted in accordance with the SEC’s rules and regulations. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in the Form S-3 is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede such information. For more information, please refer to the Form S-3.

Selective files its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and other required information with the SEC. The SEC’s website, www.sec.gov, contains the reports, proxy and information statements, and other information that issuers, including Selective, file electronically with the SEC.

We will provide, without charge, upon written or oral request to each person to whom this Prospectus is delivered, a copy of any or all of the documents that are incorporated by reference into this Prospectus or the Form S-3, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the Form S-3. Requests for such copies, as well as requests for additional information about the Plan and its administrator, should be directed to:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Michael H. Lanza, Executive Vice President and General Counsel
(973) 948-3000

More information regarding Selective is available at www.selective.com and www.selective.com/investors. Information contained on Selective’s website is not part of this Prospectus.